EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list of the subsidiaries of Hudson City Bancorp, Inc.:

Hudson City Savings Bank	United States of America
Name	Jurisdiction of Incorporation

The following is a list of the subsidiaries of Hudson City Savings Bank:

HudCiti Service Corporation	New Jersey
Name	State of Incorporation

HC Value Broker Services, Inc	New Jersey
Name	State of Incorporation

The following is a list of the subsidiaries of HudCiti Service Corporation:

Hudson City Preferred Funding Corp.*	Delaware
Name	State of Incorporation

Sound REIT, Inc.	New York
Name	State of Incorporation

*	Certificate of dissolution was filed in December 2014